Exhibit 99.1

NEWS RELEASE

                                For Immediate Release

Impac Mortgage Holdings, Inc. Reports Third Quarter Net Earnings (loss) Per Diluted Share of ($0.15) for the Third Quarter 2004 as compared to $0.84 for the Third Quarter 2003. Third Quarter Estimated Taxable Income Per Diluted Common Share was $0.69 for the Third Quarter 2004 as compared to $0.61 for the Third Quarter 2003.

Announces Third Quarter Earnings Conference Call and Posting of Monthly Fact Sheet

NEWPORT BEACH, CA. – Tuesday, November 9, 2004– Impac Mortgage Holdings, Inc. (NYSE: IMH) (“IMH” or the “Company”), a real estate investment trust (“REIT”), reports third quarter 2004 net earnings (loss) which decreased to a loss of $9.3 million, or a loss of $0.15 per diluted share as compared to net earnings of $44.6 million, or $0.84 per diluted share, for third quarter 2003. Third quarter 2004 estimated taxable income available to common stockholders was $49.6 million or $0.69 per diluted common share as compared to $32.5 million or $0.61 per diluted common share. For a reconciliation of generally accepted accounting principles “GAAP” net earnings (loss) to estimated taxable income please refer to the enclosed schedule. The decrease in net earnings was primarily the result of a change in derivative instruments, whereby the Company now records the change in fair value of its derivative instruments as an expense or revenue reported as a mark-to-market gain (loss)–derivative instruments, and a decrease in gain on sale of loans. Prior to the Company’s restatement of its financial statements, the changes in fair value of derivative instruments were recorded as an increase or decrease in other comprehensive income. For a detailed discussion of these changes, please refer to the IMH’s third quarter 2004 Form 10-Q filed with the Securities and Exchange Commission, which also includes a comprehensive explanation of the restatement of our financials results. IMH’s Form 10-Q is also available on the company’s Web site at www.impaccompanies.com .

Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, “Despite the challenges of the third quarter, we are extremely pleased that the Company demonstrated its flexibility and maintained its dividend.” Mr. Tomkinson further commented, “We believe that the outlook for our business remains favorable and the Company reiterates its ability to maintain its quarterly dividend of at least $0.75 per common share.”

Financial Highlights for Third Quarter 2004

•	Estimated taxable income available to common stockholders per diluted share was $0.69 compared to $0.87 for the second quarter of 2004 and $0.61 for the third quarter of 2003;

•	Cash dividends declared per common share were $0.75 for the third and second quarters of 2004 and $0.65 for the first quarter of 2004;

•	Total assets increased to $20.2 billion as of September 30, 2004 from $10.6 billion as of December 31, 2003 and $9.0 billion as of September 30, 2003;

•	Book value per common share increased to $10.43 as of September 30, 2004 compared to $8.39 as of December 31, 2003 and $7.58 as of September 30, 2003;

•	Total common stock market capitalization was $1.9 billion as of September 30, 2004 compared to $1.0 billion as of December 31, 2003 and $859.2 million as of September 30, 2003;

•	Dividend yield as of September 30, 2004 was 11.4%, based on annualized third quarter common dividend of $0.75 per share and closing stock price of $26.30 per common share;

•	The mortgage operations acquired and originated $6.9 billion of primarily Alt-A mortgages compared to $5.5 billion for the second quarter of 2004 and $2.7 billion for the third quarter of 2003;

•	The long-term investment operations retained $4.0 billion of primarily Alt-A mortgages acquired and originated by the mortgage operations compared to $5.3 billion for the second quarter of 2004 and $1.3 billion for the third quarter of 2003; and

•	Impac Multi-Family Capital Corporation originated $124.1 million of multi-family mortgages compared to $116.5 million for the second quarter of 2004 and $90.0 million for the third quarter of 2003.

Conference Call & Live Web Cast

Date:	Wednesday, November 10, 2004
Time:	9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).
Speaker:	Mr. Joseph Tomkinson, Chairman and Chief Executive Officer
Subject:	Third quarter 2004 results of operations and general update
Dial In:	(800) 350-9149, conference ID number 2052976

Live Webcast/ & Archive:     http://www.impaccompanies.com, link to Investor Relations / Presentations

A digital replay will be also available beginning on November 10, 2004 approximately 2 hours following call and ending on November 12, 2004. To participate in the replay dial 800 642 1687 or 706 645 9291 conference ID 2052976

Monthly Fact Sheet

The Company posts to its web site a monthly unaudited fact sheet. The monthly unaudited fact sheet is posted on or around the last day of the following month (i.e. the August 2004 monthly unaudited fact sheet was available on September 30, 2004). The September 2004 unaudited fact sheet was posted on Tuesday, November 9, 2004. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheets by using our e-mail alert feature located at the web site www.impaccompanies.com under Impac Mortgage Holdings, Inc. / Investor Relations / Contact IR / Email Alerts.

Reconciliation of Net Earnings to Estimated Taxable Income

The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated

(dollars in thousands, except per share amounts):

	For the Three Months Ended September 30,
	2004	2003
		(as restated)
Net earnings (loss)	$(9,317)	$44,572
Adjustments to GAAP earnings:
Loan loss provision	(229)	7,820
Dividend from IFC	9,000	11,000
Fair value of free-standing derivatives (1)	48,536	(13,677)
Tax deduction for actual loan losses	(762)	(2,082)
Tax loss on sale of investment securities available-for-sale	—	(1,180)
Recovery of previously charged-off investment securities available-for-sale	—	(4,999)
Preferred stock dividends	(1,172)	—
Anticipated partial worthlessness deduction on warehouse advances (2)	(2,336)	—
Net (earnings) or loss of IFC (3)	5,880	(8,942)
Miscellaneous adjustments	—	—

Estimated taxable income available to common stockholders (4)	$49,600	$32,512

Estimated taxable income available to common stockholders per diluted share	$0.69	$0.61

Estimated taxable income available to common stockholders per outstanding share	$0.70	$0.61

(1)	The mark-to-market change for the valuation of free standing derivatives is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations.

(2)	Represents estimated partial impairment on specific warehouse advances that we anticipate will be non-collectible.
(3)	Represents GAAP net earnings (loss) or equity in net earnings of Impac Funding Corporation (“IFC”) which may not necessarily equal IFC’s current estimated taxable income. Therefore, dividend distributions from IFC to IMH may exceed IFC’s GAAP net earnings (loss).
(4)	Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating loss carry-forwards.

Forward Looking Statement

Note: Safe Harbor “Statement under the Private Securities Litigation Reform Act of 1995.” This release contains forward-looking statements including statements relating to the expected performance of the Company’s businesses, earnings and dividend expectations. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, the ability to generate taxable income and pay dividends; failure to achieve projected earning levels; the ability to generate sufficient liquidity ;the ability to access the capital markets; the size, frequency and manner of our securitizations; risks related to restatement of our financial statements; interest rate fluctuations frauds committed upon us; unknown weaknesses in our internal controls; natural disaster; interruption in our management information systems; new regulatory laws; increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or interest rates; the availability of financing and, if available, the terms of any financing, changes in origination and resale pricing of mortgages; changes in markets which the Company serves; changes in general market and economic conditions and other factors described in this press release and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company’s results may differ materially from its expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates three businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A residential mortgage loans. The Mortgage Operations primarily acquires and originates and sells or securitizes Alt-A mortgage loans, and the Warehouse Lending Operations provides short-term lines of credit to originators of mortgage loans. The Company is organized as a REIT for tax purposes, which allows it generally to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments call or write Tania Jernigan, VP Investor Relations at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com.

Website address: www.impaccompanies.com